EXHIBIT 99.1

Contacts:
Dan Darazsdi
+1 910 558 7915
daniel.darazsdi@ppdi.com

Luke Heagle
+1 910 558 7585
luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Third Quarter 2010 Financial Results

Highlights:

•	Gross authorizations of $664 million

•	Net revenue growth of 7 percent over Q3 2009

•	Significant sequential operating margin expansion

•	Continued strong cash flow delivery

WILMINGTON, N.C. (October 26, 2010)—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2010.

PPD recorded net revenue of $365.4 million for the third quarter of 2010, an increase of 7.3 percent over net revenue of $340.4 million for the third quarter of 2009. Third quarter 2010 operating income was $56.8 million, an increase of 10.1 percent compared to income from operations of $51.6 million for the same period in 2009. Diluted earnings per share for the third quarter of 2010 were $0.32, compared to $0.32 for the third quarter of 2009.

“We were pleased to deliver on our commitment to our shareholders during the third quarter,” said David Grange, chief executive officer of PPD. “Gross authorizations continued to be strong, and operating margin expanded significantly on a sequential basis due to improved performance in emerging markets and our focus on overall company spending. Our strong performance demonstrates our organizational focus and drive aimed at achieving our 2010 objectives and creating long-term value for our shareholders.”

As described in more detail below, beginning with the third quarter of 2010, PPD will report its financial and operating results in two segments: Clinical Development Services and Laboratory Services. These two business segments comprise what had previously been the company’s Development segment. A slide presentation related to these new business segments will be available on the Presentations and Events page in the Investors section of the PPD web site at www.ppdi.com.

Clinical Development Services

PPD’s Clinical Development Services segment includes global Phase II-IV clinical trial management services. Clinical Development Services segment net revenue for the third quarter of 2010 was $260.3 million, compared to $250.0 million for the third quarter of 2009. Third quarter 2010 income from operations for this segment was $43.7 million, compared to $39.2 million for the third quarter of 2009.

Laboratory Services

PPD’s Laboratory Services segment includes Phase I clinic, cGMP, bioanalytical, central laboratory, vaccines and biologics, and BioDuro/discovery services. Laboratory Services segment net revenue for the third quarter of 2010 was $79.0 million, compared to $65.9 million for the third quarter of 2009. Third quarter 2010 income from operations for this segment was $13.2 million, compared to $12.8 million for the third quarter of 2009.

Other Financial Information

Gross authorizations for the third quarter of 2010 totaled $663.8 million. Backlog at September 30, 2010, was $3.4 billion. Contract cancellations and adjustments for the quarter were $220.9 million, including two large project cancellations that together totaled $92.8 million.

Cash flow from operations for the third quarter of 2010 was $47.9 million, benefiting from continued strong working capital management. At September 30, 2010, PPD had $613.0 million in cash and investments, after giving effect to the payment of the company’s third quarter dividend. The effective tax rate for continuing operations in the third quarter of 2010 was 28.5 percent.

“We continued to make great strides in positioning PPD for long-term growth, and we are pleased with our operational and sales execution during the third quarter,” said Fred Eshelman, executive chairman of PPD. “We believe the demand for PPD’s clinical development and laboratory services continues to be strong, and we will continue to focus on best-in-class quality and performance to create sustained shareholder value.”

PPD will conduct a live conference call and webcast tomorrow, October 27, 2010, at 9:00 a.m. ET to discuss its third quarter 2010 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	83838111

PPD is a leading global contract research organization, celebrating 25 years of providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 42 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of or delay in large contracts; high cancellation rates; negative impact from accounting changes; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; the ability to attract, integrate and retain key personnel; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Net revenue:
Service revenue	$316,283	$339,390	$987,140	$1,005,006
Reimbursed revenue	24,117	25,985	72,228	77,054

Total net revenue	340,400	365,375	1,059,368	1,082,060

Direct costs	174,597	189,979	545,803	564,948
Research and development	974	470	3,264	15,253
Selling, general and administrative	93,028	102,365	282,812	327,381
Depreciation and amortization	16,282	15,726	47,118	49,877
Restructuring costs	3,892	—	3,892	—

Operating income	51,627	56,835	176,479	124,601

Loss from equity method investment	—	(4,562)	—	(8,351)
Other income, net	1,246	877	2,103	4,899

Income from continuing operations before income taxes	52,873	53,150	178,582	121,149
Provision for income taxes	12,773	15,148	51,897	41,303

Income from continuing operations	40,100	38,002	126,685	79,846

Discontinued operations, net of taxes	(2,426)	—	13,618	(3,662)

Net income	$37,674	$38,002	$140,303	$76,184

Basic and diluted income per share from continuing operations:	$0.34	$0.32	$1.07	$0.67

Income (loss) per share from discontinued operations:
Basic	$(0.02)	$—	$0.12	$(0.03)

Diluted	$(0.02)	$—	$0.11	$(0.03)

Net income per share:
Basic	$0.32	$0.32	$1.19	$0.64

Diluted	$0.32	$0.32	$1.18	$0.64

Dividends declared per common share	$0.15	$0.15	$0.425	$0.45

Weighted average number of shares outstanding:
Basic	118,130	118,814	117,951	118,607

Diluted	118,577	119,805	118,721	119,571

PPD, Inc.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Net revenue:
Clinical Development Services	$249,981	$260,345	$778,152	$765,075
Laboratory Services	65,860	79,045	203,222	231,921

Subtotal (formerly Development segment)	315,841	339,390	981,374	996,996

Discovery Sciences	442	—	5,766	8,010
Reimbursed revenue	24,117	25,985	72,228	77,054

Total	$340,400	$365,375	$1,059,368	$1,082,060

Operating income (loss):
Clinical Development Services	$39,202	$43,681	$130,941	$101,830
Laboratory Services	12,813	13,154	42,627	34,631

Subtotal (formerly Development segment)	52,015	56,835	173,568	136,461

Discovery Sciences	(388)	—	2,911	(11,860)

Total	$51,627	$56,835	$176,479	$124,601

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2009	September 30, 2010
Cash, cash equivalents, short-term and long-term investments	$642,106	$613,047
Accounts receivable and unbilled services, net	429,670	416,161
Total assets	2,030,203	1,905,467
Unearned income	297,844	291,686
Shareholders’ equity	1,346,127	1,240,563

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2009	September 30, 2010
Cash and cash equivalents	$408,903	$440,442
Short-term investments	144,645	89,988
Long-term auction rate securities	88,558	82,617

	$642,106	$613,047